Exhibit 5.6

[LETTERHEAD OF MORALES, NOGUERA, VALDIVIESO & BESA]

Santiago, Chile, April 16, 2007

Masonite International Inc.
Masonite Corporation

Masonite International Corporation

Masonite Chile Holdings S.A.

Re:        Chilean Counsel Opinion US & Canadian Notes and Guarantees.

Ladies and Gentlemen,

We have acted as Chilean counsel to Masonite Chile Holdings S.A. (“Masonite Chile”) in connection with the Registration Statement on Form F-4 (the Chilean “Registration Statement”) filed by Masonite Corporation (“Masonite US”) and Masonite International Corporation (“Masonite Canada”), as issuers, and certain guarantors, including Masonite Chile, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by Masonite US of up to $412,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2015 (collectively, the “US Notes”); (ii) the issuance by Masonite Canada of up to $358,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2015 (collectively, the “Canadian Notes” and, together with the US Notes, the “Notes”); (iii) the issuance by Masonite Chile of a guarantee (the “US Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the US Notes; and (iv) the issuance by Masonite Chile of a guarantee (the “Canadian Guarantee” and together with the US Guarantee, the “Guarantees”) along with the issuance by certain other guarantors of guarantees with respect to the Canadian Notes.

The US Notes and the US Guarantee in respect thereof will be issued under and pursuant to the Indenture (the “US Indenture”), dated as of October 6, 2006 among Masonite US, as issuer, and certain guarantors, including Masonite Chile and The Bank of New York, as trustee (the “Trustee”), governing the US Notes. The Canadian Notes and the Canadian Guarantee in respect thereof will be issued under and pursuant to the

Indenture (the “Canadian Indenture” and, together with the US Indenture, the “Indentures”), dated as of October 6, 2006 among Masonite Canada, as issuer, and certain guarantors, including Masonite Chile, and the Trustee, governing the Canadian Notes.

The US Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2015 of Masonite US and the Canadian Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2015 of Masonite Canada.

We are attorneys admitted to practice in Chile and we express no opinions as to any laws other than the laws of Chile.

As Chilean counsel to Masonite Chile, we have examined executed copies of, but have not participated in the negotiation, preparation (except with respect to certain matters, other than tax matters, governed by the Republic of Chile) or settlement of:

(a)                                  the Registration Statement; and

(b)                                 the Indentures.

We understand that, when issued, the US Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by Masonite Chile, among others, and that, when issued, the Canadian Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by Masonite Chile, among others. The US Guarantee is described and included in the US Indenture and the Canadian Guarantee is described and included in the Canadian Indenture.

We have examined such records of Masonite Chile, such certificates of officers of Masonite Chile, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions express below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of Masonite Chile, copies of which have been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a)                                  the genuineness of all signatures (whether on originals or copies of documents);

(b)                                 the legal capacity of all natural persons;

(c)                                  the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d)                                 that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e)                                  the completeness and accuracy of all statements of fact set forth in the certificates of officers of Masonite Chile.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1.                             Masonite Chile is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indentures in accordance with its bylaws (estatutos) and the law of the Republic of Chile.

2.                             The execution, delivery and performance by Masonite Chile of the Indentures and the Guarantees do not and will not violate the law of the Republic of Chile.

3.                             The execution, delivery and performance by Masonite Chile of the Indentures and the Guarantees do not and will not constitute a breach or violation of the bylaws (estatutos) of Masonite Chile.

4.                             The execution and delivery by Masonite Chile of the Indentures and the performance of Masonite Chile’s respective obligations thereunder have been duly authorized by all necessary corporate action on the part of Masonite Chile and each of the Indentures has been duly executed and delivered (to the extent such delivery is governed by the law of the Republic of Chile) by Masonite Chile.

5.                             The Guarantees have been duly authorized by Masonite Chile.

The foregoing opinions are subject to the following additional qualifications:

(A)          This opinion is issued only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time after the date hereof should seek advise of its counsel as to the proper application of this letter at such time;

(B)           Except as described in the next paragraph, this opinion is addressed to you and your permitted assigns and successors in connection with the above-described transactions. This opinion letter may not be used, circulated, quoted or relied upon by you for any other purpose or relied upon by any other person without our prior written consent, except that copies of this opinion letter may be furnished to your counsel Simpson Thacher & Bartlett LLP, which may rely upon the opinions set forth herein as though addressed to it; and

(C)           We hereby consent to the filing of this opinion letter as Exhibit 5.6 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

MORALES, NOGUERA, VALDIVIESO & BESA LIMITADA

/s/ Paulo Larrain Maturana